Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	INC Research Holdings, Inc. [INCR]

Date of Earliest Transaction Required to
be Reported:	August 1, 2017
(Month/Day/Year)

Footnotes to Form 4

(1) The shares of the Issuer reported are beneficially owned by: Thomas H. Lee Advisors, LLC (“THL Advisors”),Thomas H. Lee Equity Fund VI, L.P. (“Equity Fund VI”); Thomas H. Lee Parallel (DT) Fund VI, L.P. (“(DT) Fund VI”); Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”); Thomas H. Lee Equity Fund VII, L.P. (“Equity Fund VII”); Thomas H. Lee Parallel Fund VII, L.P.  (“Parallel Fund VII”); Thomas H. Lee Parallel (Cayman) Fund VII, L.P. (“Parallel (Cayman) Fund VII”); THL Executive Fund VII (“Executive Fund VII”); THL Equity Fund VII Investors (inVentiv), L.P. (“Equity Fund VII (inVentiv)”); THL Fund VII Coinvestment Partners, L.P. (“Fund VII Coinvest”); THL Coinvestment Partners, L.P. (“Coinvest Partners”); THL Operating Partners, L.P. (“THL Operating Partners”); Great-West Investors, L.P. (“Great-West Investors”); Putnam Investments Employees’ Securities Company III, LLC (“Putnam III”) (collectively with their affiliates, the “THL Funds”); Todd M. Abbrecht; and Joshua M. Nelson.

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL”), which in turn is the sole member of THL Equity Advisors VI (“Equity Advisors VI”), the sole member of THL Equity Advisors VII (“Equity Advisors VII”) , the general partner of THL Operating Partners, the general partner of Fund VII Coinvest, and the general partner of Coinvest Partners. Equity Advisors VI is the general partner of Equity Fund VI, (DT) Fund VI, and Parallel Fund VI. Equity Advisors VII is the general partner of Equity Fund VII, Parallel Fund VII, Parallel (Cayman) Fund VII, Executive Fund VII, and Equity Fund VII (inVentiv). THL Advisors is the attorney-in-fact of Great-West Investors and Putnam, LLC. Putnam, LLC is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(3) Each Reporting Person disclaims beneficial ownership of the shares reported herein, except to the extent of his pecuniary interest.

(4) Grant of restricted stock units from Issuer, which generally vest in full one year from the grant date, subject to continued service on the Issuer's Board of Directors.

(5) Todd M. Abbrecht is a Managing Partner of THL.  Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are to be held for the benefit of the THL Funds.

(6)  Joshua M. Nelson is a Managing Director of THL.  Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are to be held for the benefit of the THL Funds.